PERICOM SEMICONDUCTOR REPORTS

FISCAL THIRD QUARTER 2013 FINANCIAL RESULTS

▪	Q3 revenues were $30.4 million, in line with prior quarter, despite continuing global softness in the PC industry
▪	Q3 gross margin increased 100 bps year-over-year, consistent with our focus on higher margin sectors
▪	Continued strong balance sheet with quarter-end cash and investments at $5.15 per share

San Jose, Calif. – April 30, 2013 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced results for its fiscal 2013 third quarter ended March 30, 2013.

Net revenues for the third quarter were $30.4 million, a decrease of $67,000 or 0.2% from revenues reported in the second quarter, and a decrease of 9.0% from the $33.4 million reported in the comparable period last year.

GAAP gross margin was 35.7% in the third quarter, a decrease from 36.8% last quarter and an increase from 34.7% in the comparable period last year. On a non-GAAP basis, gross margin was 37.5% in the third quarter, which reflects exclusion of share-based compensation, amortization of intangible assets and amortization of fair value adjustments on acquired fixed assets. The comparable non-GAAP gross margins were 38.5% last quarter and 36.2% in the comparable period last year. The improvement in gross margin from the prior year primarily reflects favorable product mix from our focus on higher margin opportunities in networking and telecom, server, storage, and embedded end-market segments. The sequential decline in gross margin primarily reflects increased underutilization expenses in the current quarter.

GAAP net loss for the third quarter was $0.7 million, or $0.03 per diluted share, compared with net loss of $5.3 million, or $0.23 per diluted share in the second quarter, and net loss of $0.3 million, or $0.01 per diluted share in the comparable period last year. GAAP net income for all periods included share-based compensation, amortization of intangible assets, and amortization of fair value adjustments, and the second and third quarter also included tax provisions totaling $5.4 million resulting from intercompany transactions completed in implementing an operating structure to more efficiently align transaction flows with our geographic business operations. Excluding these items, non-GAAP net income for the third quarter was $1.0 million, or $0.04 per diluted share, compared with non-GAAP net income of $0.9 million or $0.04 per diluted share in the second quarter, and non-GAAP net income of $1.7 million, or $0.07 per diluted share in the comparable period last year.

The balance sheet remained very strong with cash and cash equivalents and investments in marketable securities of $119 million or $5.15 per diluted share at the end of the third quarter. Inventories decreased $2.3 million or 14% on a sequential basis to $13.9 million, which represents 67 days of supply based on non-GAAP cost of revenues. Trade accounts receivable increased by $0.9 million sequentially to $20.7 million, which represents DSO of 62 days. At quarter-end, working capital was $115 million and the current ratio was 6.9.

“We are pleased to deliver revenue and gross margin at the high end of our previous guidance. While business from the computing segment remained soft, we were able to offset the decline in computing revenue with increased revenue from embedded market segments and delivered sequentially flat revenue,” said Alex Hui, President and CEO of Pericom. “We will continue to focus on our long-term growth strategy of expanding our customer base in networking, cloud computing and embedded applications with our high performance serial connectivity and timing solutions.”

New Products

In the third quarter of fiscal 2013, Pericom introduced a total of 17 new products in our Connectivity, Timing, and Signal Integrity product areas enabling networking, cloud computing, embedded and smart mobile applications.

NEWS RELEASE April 30, 2013

We introduced 9 new products across our Connectivity product families. These included a new family of load switches, a home appliance controller, a USB 2.0 switch and a family of multi-GHz switches.

We expanded our Timing solutions with 5 new products, including GHz clock buffers and TCXO’s.

For Signal Integrity we introduced 3 new products enhancing USB3 signal integrity in low power, high performance systems.

Share Repurchase Update

On April 26, 2012 the Board authorized a repurchase program for up to $25 million of shares of our common stock. Pursuant to this authorization, the Company repurchased 609,639 shares in the three months ended March 30, 2013 for an aggregate cost of $4.3 million and an average per share purchase price of $7.03. The remaining balance of potential share repurchases under the authorization is approximately $19.6 million. Shares may be repurchased from time to time in the open market or through private transactions, at the discretion of Pericom management. As of April 25, 2013, Pericom had approximately 22.7 million shares of common stock outstanding.

Fiscal Q4 2013 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues are expected to be in the range of $29.5 million to $32.5 million.

•	GAAP gross margins are expected to be between 35.2% and 37.2%, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately 1.8%, non-GAAP gross margins are expected to be in the 37.0% to 39.0% range.

•	GAAP operating expenses are expected to be between $12.4 million and $12.9 million, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately $1.1 million, non-GAAP operating expenses are expected to be in the range of $11.3 million to $11.8 million.

•	Other income is expected to be between $0.8 million and $1.1 million on a GAAP basis and on a non-GAAP basis.

•	The effective tax rate is expected to be approximately 30-34% on a GAAP basis, and 30-32% on a non-GAAP basis.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time on April 30, 2013. To listen to the call, dial (877) 377-7103 and reference “Pericom”. A slide presentation will accompany the conference call. To view the slides, please visit the investor relations section of www.pericom.com.

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

A taped replay of the conference call will be made available for the period from this evening through midnight on Monday, May 6th. To listen to the replay, dial toll-free (855) 859-2056 and reference conference ID 48246302.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. Pericom and the Pericom logo are trademarks or registered trademarks of Pericom Semiconductor Corp in the U.S. and/or other countries. Our website is http://www.pericom.com.

3545 North First Street San Jose, CA 95134 (408) 435-0800

NEWS RELEASE April 30, 2013

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this announcement of operating results contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of intangible assets, fair value adjustments on acquired fixed assets, a tax provision on intercompany transactions and the effects of excluding share-based compensation upon the number of diluted shares used in calculating non-GAAP earnings per share.

We have excluded share-based compensation expense in calculating these non-GAAP financial measures.  These expenses are non-cash in nature and rely on valuations of the future market price of our common stock that is difficult to predict and is affected by market factors that are largely not within the control of management. We have excluded amortization of intangible assets, amortization of fair value adjustments on acquired fixed assets, tax on an intercompany transaction and the corresponding tax effects of these adjustments because we do not consider them to be related to our core operating performance. We also use non-GAAP data in calculating certain metrics such as non-GAAP cost of revenues in computing inventory days of supply.

We use the non-GAAP financial measures that exclude these items to make strategic decisions, forecast future results and evaluate the Company’s current operating performance. We believe that the presentation of non-GAAP financial measures that exclude these items is useful to investors because we do not consider these charges either part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that are used to evaluate the Company’s operating performance.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions “Fiscal Q4 2013 Outlook”, which regard the anticipated revenues, gross margin, operating expenses, other income, and effective tax rate in the fourth fiscal quarter of 2013, and statements from our CEO regarding challenging times for the industry and other future expectations. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2012, our quarterly report on Form 10-Q for the quarter ended December 29, 2012, and in particular, the risk factors section contained in those reports.

Contact: Aaron Tachibana

Pericom Semiconductor

Tel: 408 435-0800

atachibana@pericom.com

3545 North First Street San Jose, CA 95134 (408) 435-0800

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2013	2012	2012	2013	2012

Net revenues	$30,366	$30,433	$33,378	$97,548	$99,191

Cost of revenues	19,521	19,239	21,789	61,597	64,088

Gross profit	10,845	11,194	11,589	35,951	35,103

Operating expenses:

Research and development	5,277	5,097	5,669	15,697	16,262

Selling, general and administrative	7,193	7,532	7,114	22,364	21,513

Total operating expenses	12,470	12,629	12,783	38,061	37,775

Loss from operations	(1,625)	(1,435)	(1,194)	(2,110)	(2,672)

Interest and other income, net	1,318	795	847	2,748	2,555

Income (loss) before income taxes	(307)	(640)	(347)	638	(117)

Income tax expense (benefit)	395	4,756	(76)	5,652	123

Net loss from consolidated companies	(702)	(5,396)	(271)	(5,014)	(240)

Equity in net income of unconsolidated affiliate	21	57	4	186	83

Net loss	$(681)	$(5,339)	$(267)	$(4,828)	$(157)

Basic loss per share	$(0.03)	$(0.23)	$(0.01)	$(0.21)	$(0.01)

Diluted loss per share	$(0.03)	$(0.23)	$(0.01)	$(0.21)	$(0.01)

Shares used in computing basic loss per share	23,162	23,515	24,030	23,407	24,255

Shares used in computing diluted loss per share	23,162	23,515	24,030	23,407	24,255

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Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2013	2012	2012	2013	2012

Share-based compensation
Cost of revenues	$51	$43	$60	$146	$161
Research and development	317	333	371	972	1,099
Selling, general and administrative	474	484	496	1,425	1,573
Share-based compensation expense	$842	$860	$927	$2,543	$2,833

Amortization of intangible assets
Cost of revenues	$482	$481	$334	$1,440	$1,119
Research and development	51	49	201	156	528
Selling, general and administrative	242	242	243	727	723
Amortization of intangible assets	$775	$772	$778	$2,323	$2,370

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Pericom Semiconductor Corporation
Reconciliation of GAAP Net Loss to Non-GAAP Net Income
(In thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2013	2012	2012	2013	2012
GAAP net loss	$(681)	$(5,339)	$(267)	$(4,828)	$(157)
Reconciling items:
Share-based compensation expense	842	860	927	2,543	2,833
Amortization of intangible assets	775	772	778	2,323	2,370
Fair value adjustment to depreciation expense on acquired fixed assets	50	50	50	150	150
Restructuring charge	-	-	460	-	460
Tax on intercompany transaction	382	4,987	-	5,369	-
Tax effect of adjustments	(403)	(408)	(285)	(1,213)	(1,191)
Total reconciling items	1,646	6,261	1,930	9,172	4,622
Non-GAAP net income	$965	$922	$1,663	$4,344	$4,465

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS
(unaudited)

Diluted net loss per share:
GAAP diluted income (loss) per share	$(0.03)	$(0.23)	$(0.01)	$(0.21)	$(0.01)
Adjustments:
Share-based compensation expense	0.04	0.04	0.04	0.12	0.11
Amortization of intangible assets	0.03	0.03	0.03	0.09	0.09
Fair value adjustment to depreciation expense on acquired fixed assets	-	-	-	-	0.01
Restructuring charge	-	-	0.02	-	0.02
Tax on intercompany transaction	0.02	0.21	-	0.23	-
Tax effect of adjustments	(0.02)	(0.02)	(0.01)	(0.06)	(0.05)
Difference in share count	-	0.01	-	0.01	-
Total adjustments	0.07	0.27	0.08	0.39	0.19
Non-GAAP diluted income per share	$0.04	$0.04	$0.07	$0.18	$0.18

Shares used in diluted net income (loss) per share calculation:
GAAP	23,162	23,515	24,030	23,407	24,255
Change in diluted shares from GAAP net loss to non-GAAP net income	99	141	105	120	103
Exclude the benefit of share-based compensation expense (1)	523	507	370	446	375
Non-GAAP	23,784	24,163	24,505	23,973	24,733

(1)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of unamortized stock compensation costs that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

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Pericom Semiconductor Corporation
Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin
(In thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2013	2012	2012	2013	2012
GAAP gross margin	$10,845	$11,194	$11,589	$35,951	$35,103
- % of revenues	35.7%	36.8%	34.7%	36.9%	35.4%
Reconciling items:
Share-based compensation	51	43	60	146	161
Amortization of intangible assets	482	481	334	1,440	1,119
Fair value adjustment to depreciation expense on acquired fixed assets	10	10	10	30	30
Restructuring charge	-	-	78	-	78
Total reconciling items	543	534	482	1,616	1,388
Non-GAAP gross margin	$11,388	$11,728	$12,071	$37,567	$36,491
- % of revenues	37.5%	38.5%	36.2%	38.5%	36.8%

Reconciliation of GAAP R&D Expenses to Non-GAAP R&D Expenses
(unaudited)

GAAP research and development expenses	$5,277	$5,097	$5,669	$15,697	$16,262
- % of revenues	17.4%	16.7%	17.0%	16.1%	16.4%
Reconciling items:
Share-based compensation	(317)	(333)	(371)	(972)	(1,099)
Amortization of intangible assets	(51)	(49)	(201)	(156)	(528)
Fair value adjustment to depreciation expense on acquired fixed assets	(10)	(10)	(10)	(30)	(30)
Restructuring charge	-	-	(164)		(164)
Total reconciling items	(378)	(392)	(746)	(1,158)	(1,821)
Non-GAAP research and development expenses	$4,899	$4,705	$4,923	$14,539	$14,441
- % of revenues	16.1%	15.5%	14.7%	14.9%	14.6%

Reconciliation of GAAP SG&A Expenses to Non-GAAP SG&A Expenses
(unaudited)

GAAP selling, general and administrative expenses	$7,193	$7,532	$7,114	$22,364	$21,513
- % of revenues	23.7%	24.7%	21.3%	22.9%	21.7%
Reconciling items:
Share-based compensation	(474)	(484)	(496)	(1,425)	(1,573)
Amortization of intangible assets	(242)	(242)	(243)	(727)	(723)
Fair value adjustment to depreciation expense on acquired fixed assets	(30)	(30)	(30)	(90)	(90)
Restructuring charge	-	-	(218)	-	(218)
Total reconciling items	(746)	(756)	(987)	(2,242)	(2,604)
Non-GAAP selling, general and administrative expenses	$6,447	$6,776	$6,127	$20,122	$18,909
- % of revenues	21.2%	22.3%	18.4%	20.6%	19.1%

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Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	March 30, 2013	June 30, 2012
Assets

Current assets:

Cash and cash equivalents	$27,193	$24,283
Short-term investments	65,432	79,924
Accounts receivable - trade	20,739	24,010
Inventories	13,874	16,604
Prepaid expenses and other current assets	5,841	6,099
Deferred income taxes	1,564	1,549
Total current assets	134,643	152,469

Property, plant and equipment-net	60,329	56,102
Investments in unconsolidated affiliates	2,390	2,474
Deferred income taxes non-current	2,416	2,447
Long-term investments in marketable securities	26,566	23,628
Goodwill	16,901	16,797
Intangible assets-net	10,578	12,831
Other assets	8,643	9,058
Total assets	$262,466	$275,806

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$197	$1,364
Accounts payable	10,203	14,860
Accrued liabilities	8,982	8,608
Total current liabilities	19,382	24,832

Industrial development subsidy	7,385	8,577
Deferred income tax liabilities	5,888	6,191
Other long-term liabilities	3,428	2,571
Total liabilities	36,083	42,171

Shareholders' equity:
Common stock and paid in capital	120,222	123,362
Retained earnings and other comprehensive income	106,161	110,273
Total shareholders' equity	226,383	233,635

Total liabilities and shareholders' equity	$262,466	$275,806

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